EXHIBIT 1


                           MINUTES OF A MEETING OF THE
                       BOARD OF DIRECTORS OF 649.COM INC.
                     HELD ON THE 30TH DAY OF DECEMBER, 2003


The following resolutions were passed by the Board of Directors of 649.com Inc. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at December 30, 2003.

WHEREAS, the undersigned are directors of 649.com Inc., a company incorporated in Texas, and they desire that the actions set forth underneath shall be adopted.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

     1. The Board of Directors accepts the resignation of Mr. John Buddo as President and Director of the Corporation;

     2. The Board of Directors appoints Mr. Cary C. Martin as a director of the Corporation. The party has agreed by written consent to act as a director of the Corporation;

     3. The Board of Directors appoints Mr. Mark Glusing to the position of President and Mr. Cary C. Martin as Corporate Secretary of the Corporation.


EFFECTIVE this 30th day of December, 2003.



/s/ Mark Glusing                            /s/ Cary C. Martin
-----------------------------------         -----------------------------------
Mark Glusing, President                     Cary C. Martin, Director




Accepted for filing in the Corporation's
records this 30th day of December, 2003.    /s/ Mark Glusing
                                            -----------------------------------
                                            Mark Glusing, President


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